Exhibit 10.29

AMERICAN INTERSTATE INSURANCE COMPANY

DeRidder, Louisiana

and

AMERICAN INTERSTATE INSURANCE COMPANY OF TEXAS

Austin, Texas

and

SILVER OAK CASUALTY, INC.

DeRidder, Louisiana

and

any other insurance companies which are now or hereafter come under the ownership,

control or management of Amerisafe Insurance Group

FIRST CASUALTY EXCESS OF LOSS

REINSURANCE CONTRACT

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First Casualty Excess of Loss Contract

TABLE OF CONTENTS

I	BUSINESS COVERED	1
II	TERM	2
III	SPECIAL TERMINATION	2
IV	DEFINITIONS	5
	Act of Terrorism	5
	Declaratory Judgment Expense	5
	Extra Contractual Obligations/Loss in Excess of Policy Limits	5
	Loss Adjustment Expense	6
	Loss Occurrence	6
	Net Earned Premium	7
	Written Premium	7
	Policy	7
	Contract Year	7
	Policy Year Manual Payroll (excluding clerical)	8
	Ultimate Net Loss	8
V	TERRITORY	8
VI	EXCLUSIONS	8
VII	TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT	11
VIII	COVERAGE	11
IX	MATERIAL CHANGE	13
X	REINSURANCE PREMIUM	16
XI	FUNDS WITHHELD ACCOUNT	16
XII	NOTICE OF LOSS AND LOSS SETTLEMENTS	18
XIII	LIABILITY OF REINSURERS	18
XIV	LATE PAYMENTS	18
XV	REPORTS AND REMITTANCES	19
XVI	COMMUTATION	20
XVII	NOTIONAL EXPERIENCE ACCOUNT	22
XVIII	ANNUITIES AT THE COMPANY’S OPTION	23
XIX	SUNSET	23
XX	SUBROGATION	23
XXI	ERRORS AND OMISSIONS	24
XXII	OFFSET	24

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First Casualty Excess of Loss Contract

XXIII	CURRENCY	24
XXIV	TAXES	24
XXV	FEDERAL EXCISE TAX	25
XXVI	NET RETAINED LINES	25
XXVII	THIRD PARTY RIGHTS	25
XXVIII	SEVERABILITY	26
XXIX	GOVERNING LAW	26
XXX	ACCESS TO RECORDS	26
XXXI	CONFIDENTIALITY	26
XXXII	INSOLVENCY	27
XXXIII	ARBITRATION	28
XXXIV	UNAUTHORIZED REINSURANCE	29
XXXV	SERVICE OF SUIT	32
XXXVI	MODE OF EXECUTION	34
XXXVII	ENTIRE AGREEMENT	34
XXXVIII	INTERMEDIARY	34
	Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.

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First Casualty Excess of Loss Contract

FIRST CASUALTY EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

between

AMERICAN INTERSTATE INSURANCE COMPANY

DeRidder, Louisiana

and

AMERICAN INTERSTATE INSURANCE COMPANY OF TEXAS

Austin, Texas

and

SILVER OAK CASUALTY, INC.

DeRidder, Louisiana

and

any other insurance companies which are now or hereafter come under the ownership,

control or management of Amerisafe Insurance Group

(collectively the “Company”)

and

THE SUBSCRIBING REINSURER(S) EXECUTING THE

INTERESTS AND LIABILITIES AGREEMENT(S)

ATTACHED HERETO

(the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

By this Contract the Reinsurer agrees to reinsure the excess liability of the Company under its Policies that are in force at the effective time and date hereof or issued or renewed at or after that time and date, and classified by the Company as Workers’ Compensation, Employers Liability, including but not limited to coverage provided under the U.S. Longshore and Harbor Workers’ Compensation Act, Jones Act, Outer Continental Shelf Lands Act and any other Federal Coverage extensions and General Liability business, subject to the terms, conditions and limitations hereafter set forth.

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ARTICLE II

TERM

A.	This Contract shall apply to all losses occurring during the period 12:01 a.m., Standard Time, January 1, 2011 (as set forth in the Company’s policies) to 12:01 a.m., Standard Time, January 1, 2014.

B.	Upon the expiration or termination of this Contract, the entire liability of the Reinsurer for losses occurring subsequent to the date of expiration or termination shall cease concurrently with the date of expiration or termination of this Contract.

C.	If this Contract expires or is terminated while a Loss Occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the expiration of this Contract, provided that no part of such Loss Occurrence is claimed against any renewal or replacement of this Contract.

D.	The Reinsurer shall have no right to either terminate or commute this Contract other than as set forth in paragraph F of the MATERIAL CHANGE ARTICLE or paragraph A of the COMMUTATION ARTICLE or paragraph B of the SPECIAL TERMINATION ARTICLE.

E.	This Contract shall continue in force and shall apply, subject to all of the terms and limits hereof, to the Company’s Ultimate Net Loss until this Contract has been commuted in accordance with the terms of the COMMUTATION ARTICLE or until all Ultimate Net Loss has been paid by the Reinsurer in accordance with the terms of the COVERAGE ARTICLE.

ARTICLE III

SPECIAL TERMINATION

A.	The Company may terminate a subscribing reinsurer’s share in this Contract by giving 90 days written notice to the subscribing reinsurer upon the happening of any one of the following circumstances:

1.	A State Insurance Department or other legal authority orders the subscribing reinsurer to cease writing business, or

2.	The subscribing reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations, or

3.	For any period not exceeding 12 months which commences no earlier than 12 months prior to the inception of this Contract, the subscribing reinsurer’s policyholders’

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surplus, as reported in the financial statements of the subscribing reinsurer (as respects a subscribing reinsurer domiciled outside the United States, policyholders’ surplus shall mean the sum of share capital and contributed capital as stated in the subscribing reinsurer’s audited financial statement) has been reduced by 20.0% or more, or

4.	The subscribing reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the subscribing reinsurer’s operations previously, or

5.	The subscribing reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent, or

6.	The subscribing reinsurer receives an A. M. Best rating of lower than A-, or an S&P financial strength rating of lower than A-, or

7.	The subscribing reinsurer has ceased writing new and renewal reinsurance for the lines of business covered hereunder, or

8.	The Company’s outside auditors determine during the first two months of the Term of the Contract that the Contract does not provide sufficient risk transfer to constitute reinsurance in accordance with the Financial Accounting Standards Board Statements guidelines.

B.	A subscribing reinsurer may terminate their share of this Contract by giving 90 days written notice to the Company upon the happening of any one of the following circumstances:

1.	A State Insurance Department or other legal authority orders the Company to cease writing business, or

2.	The Company has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations, or

3.	The Company has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Company’s operations previously.

C.	In the event of termination in accordance with paragraph A or B, above, or in accordance with paragraph F of the MATERIAL CHANGE ARTICLE, the following shall apply as respects reinsurance premium and reinsurance limits:

1.	If terminated prior to or at the expiration of Contract Year 1, the reinsurance premium and the annual aggregate deductibles under Parts A and B of the COVERAGE ARTICLE shall be calculated based on Net Earned Premium through the termination date. The Reinsurer’s limit of liability in respect of all losses occurring during the term of this Contract shall be equal to the limits available any one Contract Year

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under the COVERAGE ARTICLE being 6.6% of Net Earned Premium, as calculated above, and 6.6% of Net Earned Premium, as calculated above, under Part A and Part B respectively.

2.	If terminated at any time during Contract Year 2 or Contract Year 3, the reinsurance premium and the annual aggregate deductibles and Contract Year limits for Parts A and B of the COVERAGE ARTICLE shall be calculated as specified in the REINSURANCE PREMIUM ARTICLE and COVERAGE ARTICLE for any full Contract Year prior to the termination date. For the Contract Year in which termination occurs, the reinsurance premium and the annual aggregate deductibles under Parts A and B of the COVERAGE ARTICLE shall be calculated based on Net Earned Premium for that Contract Year through the termination date. The Reinsurer’s limit of liability in respect of losses occurring during the Contract Year in which the termination occurs shall be equal to 6.6% of Net Earned Premium for that Contract Year, as calculated above, and 6.6% of Net Earned Premium for that Contract Year, as calculated above, under Part A and Part B respectively. The Reinsurer’s limit of liability in respect of all losses occurring during the term of this Contract shall be equal to the limits available during the term of this Contract under the COVERAGE ARTICLE being 4.4% of Net Earned Premium and 2.2% of Net Earned Premium for all Contract Years through the termination date under Part A and Part B respectively.

D.	In the event the Company terminates a subscribing reinsurer’s share in this Contract under the provision of this Article, the Company has the option, but not obligation, to commute the subscribing reinsurer’s past liabilities for losses in accordance with the COMMUTATION ARTICLE.

E.	In the event the Company terminates a subscribing reinsurer’s share in this Contract under the provision of this Article, the Company shall have the option to require the subscribing reinsurer to fund its share of known outstanding losses that have been reported to the subscribing reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the subscribing reinsurer, reserves for losses incurred but not reported as per the Company’s statutory accounts, unearned premium and any positive Notional Experience Account balance accrued by the Company, as shown in the statement prepared by the Company, and any other balances or financial obligations. Within 30 days of the Company’s written request to fund, the subscribing reinsurer shall provide to the Company a clean, unconditional, evergreen, irrevocable letter of credit or a trust agreement which establishes a trust account for the benefit of the Company. The method of funding must be acceptable to the Company, shall be established with a financial institution suitable to the Company, shall comply with any applicable state or federal laws or regulations involving the Company’s ability to recognize these agreements as assets or offsets to liabilities in such jurisdictions and shall be at the sole expense of the subscribing reinsurer. The Company and the subscribing reinsurer may mutually agree on alternative methods of funding or the use of a combination of methods. This option is available to the Company at any time there remains any outstanding liabilities of the subscribing reinsurer. Notwithstanding the foregoing, the Company shall not require funding in accordance with this subparagraph in

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the event the subscribing reinsurer has otherwise fully funded its obligations under this Contract in a manner acceptable to the Company.

ARTICLE IV

DEFINITIONS

A.	Act of Terrorism

“Act of Terrorism” as used herein shall mean any act that is certified as an “act of terrorism” under the Terrorism Risk Insurance Program Reauthorization Act of 2007 and any other extensions or amendments thereto (“TRIPRA”).

B.	Declaratory Judgment Expense

“Declaratory Judgment Expense” as used herein shall mean all expenses incurred by the Company in connection with a declaratory judgment action brought to determine the Company’s defense and/or indemnification obligations that are allocable to a specific claim subject to this Contract. Declaratory Judgment Expense shall be deemed to have been incurred on the date of the original loss (if any) giving rise to the declaratory judgment action.

C.	Extra Contractual Obligations/Loss in Excess of Policy Limits

1.	Extra Contractual Obligations

This Contract shall protect the Company for any “Extra Contractual Obligations” which as used herein shall mean any punitive, exemplary, compensatory or consequential damages, other than Loss in Excess of Policy Limits, paid or payable by the Company as a result of an action against it by its insured, its insured’s assignee or a third party claimant, by reason of alleged or actual negligence, fraud or bad faith on the part of the Company in handling a claim under a Policy subject to this Contract.

An Extra Contractual Obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

2.	Loss in Excess of Policy Limits

This Contract shall protect the Company for any “Loss in Excess of Policy Limits” which as used herein shall mean an amount that the Company would have been contractually liable to pay had it not been for the limit of the original Policy as a result of an action against it by its insured, its insured’s assignee or a third party claimant. Such loss in excess of the limit shall have been incurred because of failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation or prosecution of an appeal consequent upon such action.

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3.	Notwithstanding anything stated herein, this paragraph C shall not apply where an Extra Contractual Obligation and/or Loss in Excess of Policy Limits has been incurred due to an admission by the Company of fraud and/or criminal act committed by a member of the Board of Directors or a corporate officer or any employee of the Company acting individually or collectively or in collusion with a member of the Board of Directors or a corporate officer or a partner of any other corporation or partnership.

D.	Loss Adjustment Expense

“Loss Adjustment Expense” as used herein shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including 1) pre-judgment interest, unless included as part of the award or judgment; 2) post-judgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including Declaratory Judgment Expense; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss Adjustment Expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, other than (4) above, and office and other overhead expenses.

E.	Loss Occurrence

“Loss Occurrence” as used herein shall mean any one disaster or casualty or accident or loss or series of disasters or casualties or accidents or losses arising out of or caused by one event. Within the context of this definition and except for Occupational Disease and Cumulative Trauma, the Company shall be the sole judge of what constitutes one event.

1.	As respects losses resulting from Occupational or Industrial Disease or Cumulative Trauma, each employee shall be considered a separate Loss Occurrence subject to the following:

Losses resulting from Occupational or Industrial Disease or Cumulative Trauma suffered by employees of an insured for which the employer is liable, as a result of a sudden and accidental event not exceeding 72 hours in duration, shall be considered one Loss Occurrence and may be combined with losses classified as other than Occupational or Industrial Disease or Cumulative Trauma which arise out of the same event and the combination of such losses shall be considered as one Loss Occurrence within the meaning hereof.

“Occupational or Industrial disease” is any abnormal condition that fulfills all of the following conditions:

a.	It is not traceable to a definite compensable accident occurring during the employee’s past or present employment.

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b.	It has been caused by exposure to a disease producing agent or agents present in the workers’ occupational environment.

c.	It has resulted in death or disability.

“Cumulative Trauma” is an injury that fulfils all of the following conditions:

a.	It is not traceable to a definite compensable accident occurring during the employees past or present employment and shall be as defined by applicable statutes or regulations.

b.	It has occurred from and has been aggravated by a repetitive employment related activity.

c.	It has resulted in death or disability.

2.	As respects General Liability policies where the Company’s limit of liability for Products and Completed Operations coverages is determined on the basis of the insured’s aggregate losses during a policy period, all such losses proceeding from or traceable to the same causative agency shall, at the Company’s option, be deemed to have been caused by one occurrence commencing at the beginning of the policy period, it being understood and agreed that each renewal or annual anniversary date of the policy involved shall be deemed the beginning of a new policy period.

F.	Net Earned Premium

“Net Earned Premium” as used herein is defined as the gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance which inures to the benefit of this Contract, less dividends paid or accrued.

G.	Written Premium

“Written Premium” as used herein is defined as used in the company’s data system.

H.	Policy

“Policy” or “Policies” as used herein shall mean the Company’s binders, policies and contracts providing insurance or reinsurance on the classes of business covered under this Contract.

I.	Contract Year

“Contract Year” as used herein shall mean each 12-month period as follows:

1.	Contract Year 1: 12:01 a.m., Standard Time, January 1, 2011 (as set forth in the Company’s policies) to 12:01 a.m., Standard Time, January 1, 2012.

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2.	Contract Year 2: 12:01 a.m., Standard Time, January 1, 2012 (as set forth in the Company’s policies) to 12:01 a.m., Standard Time, January 1, 2013.

3.	Contract Year 3: 12:01 a.m., Standard Time, January 1, 2013 (as set forth in the Company’s policies) to 12:01 a.m., Standard Time, January 1, 2014.

J.	Policy Year Manual Payroll (excluding clerical)

“Policy Year Manual Payroll (excluding clerical)” shall mean manual payroll as used for applying manual premium rates for policies incepting or renewed during the calendar year excluding manual payroll for Manual Class Codes 8810 and 953. The 2010 Policy year manual payroll (excluding clerical) is estimated to be $3,400,000,000.

K.	Ultimate Net Loss

“Ultimate Net Loss” shall mean the actual loss, including but not limited to ex gratia payments, any pre-judgment interest which is included as part of the award or judgment, “Second Injury Fund” assessments that can be allocated to specific claims, Loss Adjustment Expense, 90% of Loss in Excess of Policy Limits, and 90% of Extra Contractual Obligations, paid or to be paid by the Company on its net retained liability after making deductions for all recoveries, subrogations and all claims on inuring reinsurance, whether collectible or not; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of the INSOLVENCY ARTICLE. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

Notwithstanding the definition of “Ultimate Net Loss” herein, the provisions of paragraph D of the COVERAGE ARTICLE as respects the Minnesota Workers’ Compensation Reinsurance Association shall apply.

ARTICLE V

TERRITORY

The territorial limits of this Contract shall be identical with those of the Company’s Policies.

ARTICLE VI

EXCLUSIONS

A.	This Contract does not apply to and specifically excludes the following:

1.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except:

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a.	Agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date; and

b.	Intercompany reinsurance between any of the reinsured companies under this Contract.

2.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause – Liability – Reinsurance – U.S.A.” (NMA 1590 21/9/67) attached hereto.

3.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association, including Assigned Risk Plans or similar plans; however, this exclusion shall not apply to liability under a Policy specifically designated to the Company from an Assigned Risk Plan or similar plan.

4.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

5.	Any “Act of Terrorism” directly or indirectly involving the use of nuclear, chemical, biological or radiological devices.

6.	Business written to apply in excess of a deductible of more than $25,000, and business issued to apply specifically in excess over underlying insurance. However, if the Company is required, by any state regulation, to provide a deductible of more than $25,000, this exclusion shall not apply.

7.	Workers’ Compensation where the principal exposure, as defined by the governing class code, is:

a.	Operation of aircraft, but only if the annual estimated policy premium is $250,000 or more;

b.	Operation of Railroads, subways or street railways;

c.	Manufacturing, assembly, packing or processing of fireworks, fuses, nitroglycerine, magnesium, pyroxylin, ammunition or explosives. This exclusion does not apply to the assembly, packing or processing of explosives when the estimated annual premium is under $250,000 and does not apply to the commercial use of explosives

d.	Underground mining.

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8.	As respects General Liability policies, exposures, other than those identified below, as included in the General Liability section of the Company’s Commercial Lines Manual:

a.	Class 97111 – Logging;

b.	Class 58873 – Sawmill;

c.	Class 59984 – Woodyard and Drivers;

d.	Class 95410 – Grading of Land;

e.	Class 45819 – Lumber Yard;

f.	Class 10073 – Repair Shops and Drivers;

g.	Class 43822 – Timber Cruiser;

h.	Class 99793 – Truckmen Not Otherwise Classified;

i.	Class 91591 – Contractors – Subcontracted Work Other Than Construction;

j.	Class 49452 – Vacant Land.

9.	All excess of loss reinsurance assumed by the Company.

10.	Business written by the Company on a co-indemnity basis where the Company is not the controlling carrier.

11.	As regards interests which at the time of loss or damage are on shore, no liability shall attach hereto in respect to any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. This War Exclusion Clause shall not, however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the Fifty States of the Union, the District of Columbia and including bridges between the United States of America and Mexico provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under policies containing a standard war or hostilities or warlike operations exclusion clause.

B.	Notwithstanding the foregoing, insureds regularly engaged in operations not excluded under paragraph A above, but whose operations may include one or more perils excluded therein, shall not be excluded from coverage afforded by this Contract, provided said operations are incidental to the main operations of the insured. Notwithstanding the foregoing, coverage extended under this paragraph for incidental operations of an insured shall not apply to exposures excluded under subparagraphs 1 though 6 and 9 through 11 of paragraph A above. The Company shall be the judge of what constitutes an incidental part of the insured’s operation.

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C.	Except for subparagraphs 1 though 6 and 9 through 11 of paragraph A above, if the Company is inadvertently bound or is unknowingly exposed (due to error or automatic provisions of policy coverage) on a risk otherwise excluded in paragraph A above, such exclusion shall be waived. The duration of said waiver will not extend beyond the time that notice of such coverage has been received by a responsible underwriting authority of the Company and for a period not exceeding 30 days thereafter, or such longer period required to conform with any notice of cancellation provisions prescribed by regulatory authorities, such period not to exceed 12 months plus odd time (not exceeding 18 months).

D.	If the Company is required to accept an assigned risk which conflicts with one or more of the exclusions set forth in subparagraph 6 of paragraph A, reinsurance shall apply, but only for the difference between the Company’s retention and the limit required by the applicable state statute, and in no event shall the Reinsurer’s liability exceed the limit set forth in the Coverage Article.

E.	Notwithstanding the foregoing, any reinsurance falling within the scope of one or more of the exclusions set forth above that is specially accepted by the Reinsurer from the Company shall be covered under this Contract and be subject to the terms hereof.

F.	Should a court of competent jurisdiction invalidate any exclusion or expand coverage of the original Policy of the Company, any amount of Loss for which the Company would not be liable, except for such invalidation or expansion of coverage, shall not be subject to any of the exclusions, conditions and limitations hereinafter set forth under this Contract.

ARTICLE VII

TERRORISM RISK INSURANCE PROGRAM REAUTHORIZATION ACT

The Reinsurer will indemnify the Company for all loss resulting from Acts of Terrorism (excluding Acts of Terrorism caused by or result from nuclear, biological, chemical or radiological events), but only to the extent that such losses are recoverable under the terms and conditions of this contract and that such losses only include that portion of loss that is not recoverable under the Terrorism Risk Insurance Program Reauthorization Act of 2007 (TRIPRA) and any subsequent amendments. Under no circumstances will Reinsurers fund any losses recoverable under TRIPRA. In the event of a subsequent recovery under TRIPRA in respect of any paid loss under this Contract, that recovery shall inure to the benefit of the Reinsurers.

ARTICLE VIII

COVERAGE

A.	Part A

The Reinsurer shall be liable for the amount of Ultimate Net Loss in excess of the Company’s retention, being $1,000,000 each Loss Occurrence, subject to a limit of liability to the Reinsurer of $4,000,000 each Loss Occurrence. No paid recovery shall be made under this Part A unless and until the Company shall have first satisfied an annual

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aggregate deductible in respect of all cumulative paid losses otherwise recoverable under this Part A equal to the greater of 6.5% of Net Earned Premium or $11,793,600 for the applicable Contract Year. The Reinsurer’s liability in respect of all losses occurring during any one Contract Year of this Contract shall not exceed the lesser of:

i)	6.6% of Net Earned Premium for the applicable Contract Year, or

ii)	$17,500,000 with respect to Contract Year 1,

$19,500,000 with respect to Contract Year 2, and

$20,500,000 with respect to Contract Year 3.

The Reinsurer’s liability in respect of all losses occurring during the term of this Contract shall not exceed the lesser of:

i)	4.4% of Net Earned Premium for all Contract Years over the term of this Contract, or

ii)	$38,333,000.

Part B

The Reinsurer shall be liable for the amount of Ultimate Net Loss in excess of the Company’s retention, being $1,000,000 each Loss Occurrence, subject to a limit of liability to the Reinsurer of $4,000,000 each Loss Occurrence. No paid recovery shall be made under this Part B unless and until the Company shall have first satisfied an annual aggregate deductible in respect of all cumulative paid losses otherwise recoverable under this Part B equal to the sum of i) the annual aggregate deductible under Part A as calculated above plus ii) 6.6% of Net Earned Premium for the applicable Contract Year. The Reinsurer’s liability in respect of all losses occurring during any one Contract Year of this Contract shall not exceed the lesser of:

i)	6.6% of Net Earned Premium for the applicable Contract Year, or

ii)	$17,500,000 with respect to Contract Year 1,

$19,500,000 with respect to Contract Year 2, and

$20,500,000 with respect to Contract Year 3.

The Reinsurer’s liability in respect of all losses occurring during the term of this Contract shall not exceed the lesser of:

i)	2.2% of Net Earned Premium for all Contract Years over the term of this Contract, or

ii)	$20,500,000.

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For avoidance of doubt, this Contract shall be subject to a Loss Occurrence limit equal to $4,000,000 and shall be inclusive of all indemnity, Extra Contractual Obligations, Loss in Excess of Policy Limits amounts and Loss Adjustment Expenses recoverable under this Contract with respect to each Loss Occurrence.

B.	As respects General Liability business, the Reinsurer shall be liable for the amount of Ultimate Net Loss in excess of the Company’s retention for Part A and/or Part B above subject to a maximum recovery equal to the lesser of:

i)	4.4% of Net Earned Premium for the applicable Contract Year, or

ii)	$10,000,000

for Part A and Part B combined and for each Contract year.

C.	The Company shall be permitted to purchase (or maintain) other reinsurance which inures to the benefit of this Contract.

D.	The Company shall be permitted to carry excess of loss reinsurance applying to Workers’ Compensation risks in the State of Minnesota, actual recoveries under which shall inure to the benefit of this Contract. Such coverage shall be provided through the Minnesota Workers’ Compensation Reinsurance Association. Notwithstanding the treatment of inuring coverage in the definition of Ultimate Net Loss, the liability of the Reinsurer for Minnesota Workers’ Compensation risks is not released.

ARTICLE IX

MATERIAL CHANGE

The Company shall not introduce material changes in its generally established practices, including but not limited to claims, acceptance and underwriting policies, its inuring reinsurance protection and loss reserving process (including the allocation of loss adjustment expenses between allocated and unallocated) in any manner which materially affects this Contract, unless the Company has received the prior written approval from the Reinsurer.

A.	Prior to the start of each of Contract Year 2 and Contract Year 3, a determination shall be made as respects whether a Material Change to the underlying Business Covered by this Contract has occurred.

B.	The Company shall provide to Reinsurer, no later than October 15 of each of 2011 and 2012, a schedule of Written Premium in total and for the Governing Class Groups enumerated in subparagraph 5 below. Written Premium for purposes of this Article shall be:

1.	With respect to the determination for Contract Year 2: actual Written Premium from the effective date of this Contract, being January 1, 2011 through September 30, 2011 plus projected Written Premium from October 1, 2011 through December 31, 2012, and

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2.	With respect to the determination for Contract Year 3: actual Written Premium from the effective date of this Contract, being January 1, 2011 through September 30, 2012 plus projected Written Premium from October 1, 2012 through December 31, 2013.

3.	To the extent that the ratio of Written Premium for each of the Governing Class Groups enumerated in subparagraph 5 below to Written Premium in total, both figures as calculated above, is within the applicable ranges listed in subparagraph 5, no Material Change in Business Covered shall have been deemed to occur and the operation of this Contract shall continue without change or modification.

4.	To the extent that the ratio of Written Premium for any of the Governing Class Groups enumerated in subparagraph 5 below to Written Premium in total, both figures as calculated above, is outside the applicable ranges listed in subparagraph 5, or to the extent that the Logging component of the Lumber Governing Class Group exceeds five percentage points of Written Premium in total, a Material Change in Business Covered shall have been deemed to occur.

5.	The Governing Class Groups and their applicable ranges shall be as follows:

Construction – No less than 20% nor more than 50%

Trucking – No less than 12.5% nor more than 35%

Lumber – No less than 2.5% nor more than 17.5%

Roofing – No less than 2.5% nor more than 17.5%

Manufacturing – No less than 1% nor more than 15%.

All such ratios being calculated as total Written Premium for the enumerated Governing Class Groups as calculated under paragraph B above for the period specified therein divided by total Written Premium for all Governing Class Groups as calculated under paragraph B above for the period specified therein.

C.	The Company shall provide to Reinsurer, no later than October 15 of each of 2011 and 2012, a calculation of Policy Year Manual Payroll (excluding clerical) for the current Contract Year. Policy Year Manual Payroll (excluding clerical) for purposes of this Article shall be:

1.	With respect to the determination for Contract Year 2: actual policy year manual payroll from the effective date of this Contract, being January 1, 2011 through September 30, 2011 plus projected policy year manual payroll from October 1, 2011 through December 31, 2011, in each case excluding policy year manual payroll in Manual Class Codes 8810 and 953, and

2.

With respect to the determination for Contract Year 3: actual policy year manual payroll from the first day of Contract Year 2, being January 1, 2012 through September 30, 2012 plus projected policy year manual payroll from October 1, 2012

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through December 31, 2012, in each case excluding policy year manual payroll in Class Codes 8810 and 953.

3.	To the extent that Policy Year Manual Payroll (excluding clerical) as determined above for Contract Year 2 is less than or equal to $4,080,000,000, no Material Change in Business Covered shall have been deemed to occur and the operation of this Contract shall continue without change or modification.

4.	To the extent that Policy Year Manual Payroll (excluding clerical) as determined above for Contract Year 2 is more than $4,080,000,000, a Material Change in Business Covered shall have been deemed to occur.

5.	To the extent that Policy Year Manual Payroll (excluding clerical) as determined above for Contract Year 3 is less than or equal to $4,590,000,000, no Material Change in Business Covered shall have been deemed to occur and the operation of this Contract shall continue without change or modification.

6.	To the extent that Policy Year Manual Payroll (excluding clerical) as determined above for Contract Year 3 is more than $4,590,000,000, a Material Change in Business Covered shall have been deemed to occur.

D.	A Material Change shall have been deemed to occur if the Company acquires, during the term of this Contract, any insurance or reinsurance company having annual subject premium of $20,000,000 or more.

E.	If a Material Change has been deemed to occur under paragraphs B, C or D above for any Contract Year, Company and Reinsurer shall mutually agree to such modifications of this contract as shall be deemed necessary to reflect the Material Change, including but not limited to, changes in Exclusions, Reinsurance Premium, the Company’s annual aggregate deductible, the Reinsurer’s fixed expenses or any other Contract features or the adoption of new limitations or changes in coverage.

F.	If a Material Change has been deemed to occur under paragraphs B or C above for either Contract Year 2 or Contract Year 3, and the Company and Reinsurer are not able to mutually agree to the necessary modifications described in paragraph E above, then the Reinsurer may cancel the Contract at the end of Contract Year 1 or Contract Year 2 as applicable, by the provision of 45 calendar day’s prior written notice by certified mail. If such notice of cancellation is not received, the operation of this Contract shall continue without change.

G.	In the event of termination in accordance with paragraph F, above, paragraph C of the SPECIAL TERMINATION ARTICLE shall apply with respect to the calculation of the contract terms listed therein.

H.	If a Material Change has been deemed to occur under paragraph D above for any Contract Year and the Company and Reinsurer are not able to mutually agree to the necessary modifications described in paragraph E above, then this Contract shall not apply to the acquired company and any business written by such acquired company shall be excluded.

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ARTICLE X

REINSURANCE PREMIUM

A.	As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer 4.0% of its Net Earned Premium for each Contract Year during the term of this Contract, subject to a minimum annual premium of $7,257,600.

B.	The Company shall pay the Reinsurer a deposit premium of $9,072,000 for Contract Year 1; $9,637,000 for Contract Year 2; and $10,414,000 for Contract Year 3. The deposit premium for each Contract Year will be paid in four equal installments on each January 1, April 1, July 1 and October 1 of the respective Contract Year.

C.	The Reinsurer shall allow the Company a 30% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

D.	Within 90 days after the expiration of each Contract Year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A, and any additional premium due the Reinsurer or return premium due the Company shall be remitted within 15 days of receipt of such report.

ARTICLE XI

FUNDS WITHHELD ACCOUNT

A.	At the subscribing reinsurer’s option, the Company shall retain any and all Reinsurance Premiums due hereunder on a Funds Withheld basis, provided however that payment of the subscribing reinsurer’s fixed expenses at a rate of 12% of the Reinsurance Premium shall be paid in cash to the subscribing reinsurer at such time as the respective Reinsurance Premiums are due and shall not be affected by the terms of this FUNDS WITHHELD ACCOUNT ARTICLE.

B.	In consideration of the subscribing reinsurer choosing this Funds Withheld option, the Company agrees (i) to calculate a Notional Funds Withheld Account Balance from the inception of this Contract until there is a complete and final release of all of the Reinsurer’s obligations to the Reinsured under this Contract and (ii) that the Notional Funds Withheld Account Balance (as defined below) may be offset by the Reinsurer against liability of any nature whatsoever (whether then contingent, due and payable, or in the future becoming due) that it may then have, or in the future may have, under this Contract and (iii) such offset shall occur as a condition precedent to any payments by the Reinsurer hereunder.

C.	As of the close of each calendar quarter, and at any other time as required, the Company shall calculate the balance of the Notional Funds Withheld Account as follows:

1.	100% of the balance of the Notional Funds Withheld Account from the immediately preceding calendar quarter (at the Inception Date of this Contract, the starting balance is zero); less

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2.	100% of the Company’s Ultimate Net Loss paid or deemed paid by the Reinsurer since the preceding calendar quarter; plus

3.	The Reinsurance Premium deemed received by the Reinsurer since the preceding calendar quarter; less

4.	The Ceding Commission deemed paid by the Reinsurer since the preceding calendar quarter; less

5.	The Reinsurer’s fixed expenses at a rate of 12% of (3); plus

6.	The interest credit since the preceding calendar quarter. Such interest credit shall be equal to the result of the “interest crediting rate” applied to the quarter end sum of [1 minus 2 plus 3 minus 4 minus 5].

The interest crediting rate shall be equal to one fourth (.25) of the greater of:

a.	The five (5) year U.S. Treasury note rate as published in the Wall Street Journal on the first business day of each Contract Year minus fifty (50) basis points, or

b.	4.50%.

E.	If the Contract has not been commuted by December 31, 2016, a subscribing reinsurer may terminate the Funds Withheld election under this FUNDS WITHHELD ACCOUNT ARTICLE at their option on July 1, 2017 or on each January 1st or July 1st subsequent to that date (the Reversion Date) by giving 90 days written notice to the Company.

Following receipt of written notice to terminate the Funds Withheld election, the Company will calculate the Notional Funds Withheld Account Balance as of the Reversion Date and remit such balance to the reinsurer within 15 days. Subsequent to such termination, the Notional Experience Account Balance will be calculated on a funds transferred basis.

F.	A subscribing reinsurer may terminate the Funds Withheld election under this FUNDS WITHHELD ACCOUNT ARTICLE by giving 15 days written notice to the Company upon the happening of any one of the following circumstances:

1.	A State Insurance Department or other legal authority orders the Company to cease writing business, or

2.	The Company has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the subscribing reinsurer’s operations previously, or

3.	The Company receives an A. M. Best rating of lower than B + +, or

4.	American Interstate Insurance Company’s total adjusted capital is less than 225% of its authorized control level risk based capital.

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Following receipt of written notice to terminate the Funds Withheld election, the Company will calculate the Notional Funds Withheld Account Balance as of that date and remit such balance to the reinsurer within 15 days. Subsequent to such termination, the Notional Experience Account Balance will be calculated on a funds transferred basis.

G.	For all avoidance of doubt, it is intended that if a subscribing reinsurer chooses the Funds Withheld option as described above then the Notional Funds Withheld Account Balance as calculated above at any date shall equal the subscribing reinsurer’s share of the Notional Experience Account, as calculated in the NOTIONAL EXPERIENCE ACCOUNT ARTICLE as of that same date.

ARTICLE XII

NOTICE OF LOSS AND LOSS SETTLEMENTS

All loss settlements made by the Company that are within the terms and conditions of this Contract (including but not limited to ex gratia payments) shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of satisfactory evidence of the amount paid by the Company. Upon receipt of the Summary Report as described below in the REPORTS AND REMITTANCES ARTICLE, the Reinsurer agrees to promptly pay or allow, as the case may be, its share of each such settlement in accordance with this Contract.

ARTICLE XIII

LIABILITY OF REINSURERS

All reinsurances for which the Reinsurer shall be liable by virtue of this Contract shall be subject in all respects to the same rates, terms, conditions, interpretations and waivers and to the same modifications, alterations, and cancellations, as the respective policies to which such reinsurances relate, the true intent of the parties to this Contract being that the Reinsurer shall follow the fortunes of the Company.

ARTICLE XIV

LATE PAYMENTS

(The provisions of this article shall not be implemented unless specifically invoked, in writing, by one of the parties to the Contract.)

A.	In the event any premium, loss or other payment due either party is not received by the Intermediary hereunder by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

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1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of a rate equal to the 90-day Treasury Bill rate as published in The Wall Street Journal on the first business day following the date a remittance becomes due plus 300 basis points; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

B.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract.

2.	As respects any claim or loss payment due the Company, the due date shall be as provided for in the applicable section of this Contract.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be as provided for in the applicable section of this Contract.

C.	For purposes of interest calculation only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary. The validity of any claim or payment may be contested under the provisions of this Contract. If the debtor party prevails in an arbitration, or any other proceeding, there shall be no interest penalty due. Otherwise, any interest will be calculated and due as outlined above.

D.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

ARTICLE XV

REPORTS AND REMITTANCES

A.	Quarterly Reports and Remittances:

1.	While this Contract is in force, within 60 calendar days from the end of each calendar quarter, the Company shall supply to the Reinsurer a Quarterly Statement, as filed with the Louisiana Department of Insurance and a Summary Report listing:

a.	The Company’s quarterly Net Earned Premium.

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b.	The aggregate amount of Ultimate Net Loss, including paid, case outstanding, and IBNR components of this total.

c.	The portion of paid, case outstanding, and IBNR Ultimate Net Loss ceded under this Contract from inception of this Contract and for the quarter.

d.	Claims reserved by the Company at 50% of its retention hereunder.

e.	A report showing the Notional Funds Withheld Account Balance as calculated in the FUNDS WITHHELD ACCOUNT ARTICLE (if applicable).

All for business covered during the term of this Contract as reflected in the Quarterly Statement.

2.	While this contract is in force, within 60 calendar days from the end of each calendar quarter, the subscribing reinsurers shall supply to the Company a report showing the Notional Experience Account Balance as calculated in the NOTIONAL EXPERIENCE ACCOUNT ARTICLE.

3.	Quarterly within 5 business days from the beginning of each calendar quarter, the Company shall pay to the Reinsurer the reinsurance premium as stipulated in the REINSURANCE PREMIUM ARTICLE.

4.	Payment to the Company of quarterly ceded paid loss amounts due from the Reinsurer, or payment to the Reinsurer of quarterly ceded paid loss adjustments due from the Company, shall be in arrears and shall be made within 45 calendar days from actual receipt by the Reinsurer of the Summary Report in paragraph A.1, above.

B.	The Company shall furnish to the Reinsurer, upon its written request, any and all actuarial, accounting or statistical data as may be required by the Reinsurer for regulatory filing purposes, reserve setting or any other reasonable purpose.

ARTICLE XVI

COMMUTATION

A.	The Reinsurer may cancel and commute this Contract at any time with 90 calendar days advance written notice by certified mail, but only in the event(s) of:

1.	Payment by the Reinsurer of the overall aggregate limit; or

2.	Failure by the Company to pay any amounts when due under this Contract, if such default is not cured within 30 calendar days following receipt by certified mail by the Company of notice of such default from the subscribing reinsurer.

B.	At any time after expiration or termination of this Contract the Company may commute this Contract with 90 calendar days advance written notice by certified mail, but only if the Notional Experience Account balance is greater than zero.

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C.	As provided within the SPECIAL TERMINATION ARTICLE, upon the Company’s termination of a subscribing reinsurer’s share in the Contract upon the happening of any one of the enumerated circumstances, the Company has the option, but not the obligation, to commute this Contract with written notice.

D.	Upon Commutation by the Reinsurer in accordance with paragraph A, above, or Commutation by the Company in accordance with paragraph B, above, the following shall occur:

1.	The Notional Experience Account balance shall be calculated, as stipulated in the NOTIONAL EXPERIENCE ACCOUNT ARTICLE, as of the date of commutation. If the date of commutation is prior to December 31, 2016, the Notional Experience Account balance shall be calculated using a reinsurer’s fixed expense rate of 11.5% in place of the 12% indicated in the NOTIONAL EXPERIENCE ACCOUNT ARTICLE. If the date of commutation is prior to December 31, 2015, the Notional Experience Account balance shall be calculated using a reinsurer’s fixed expense rate of 11% in place of the 12% indicated in the NOTIONAL EXPERIENCE ACCOUNT ARTICLE. Under such circumstances, this same 11.5% or 11% rate shall also be used in calculating the balance of the Funds Withheld Account under the FUNDS WITHHELD ACCOUNT ARTICLE such that the two account balances for any subscribing reinsurer that has elected the Funds Withheld option shall be equal.

2.	The “Commutation Settlement Amount” will be equal to the amount under paragraph D.1, above, and the Reinsurer shall remit to the Company this Commutation Settlement Amount within 5 U.S. business days following such calculation.

3.	Upon receipt of the Commutation Settlement Amount, the Company shall provide the Reinsurer with a complete and final release of any further liability under this Contract, or so deemed; concurrently, the Company shall release any Letters of Credit provided by the Reinsurer under the UNAUTHORIZED REINSURANCE ARTICLE. In the event that any or all Letters of Credit have not been released within 5 business days of the receipt of the Commutation Settlement Amount, it is agreed that the Reinsurer can bill the Company at any time and the Company has to pay to the Reinsurer an annualized fee of 200 bps on the amount of any Letters of Credit not released 5 business days after the receipt of the Commutation Settlement Amount.

E.	Upon Commutation by the Company in accordance with paragraph C above and the SPECIAL TERMINATION ARTICLE, the Commutation Settlement Amount shall be the greater of the amount calculated in paragraph D or the net present value of outstanding ceded reserves including incurred but not reported losses.

If the Reinsurer disputes the Commutation Settlement Amount established by the Company under this paragraph E, then such dispute shall be settled by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be Fellows of the Casualty

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Actuarial Society or members of the American Academy of Actuaries. All of the actuaries shall be independent of either party to this Contract. Each party shall bear the cost of their appointed actuary (or actuary appointed for them if they fail to make a timely appointment) and shall share the cost evenly of the third actuary.

The settlement agreed upon by a majority of the panel of actuaries shall be final and binding on both parties and set forth in a sworn written document expressing their professional opinion that said value is fair for the complete mutual release of all liabilities in respect of such reserves.

ARTICLE XVII

NOTIONAL EXPERIENCE ACCOUNT

As of the close of each calendar quarter, and at any other time as stipulated in the COMMUTATION ARTICLE, the subscribing reinsurer shall calculate the value of the Notional Experience Account as follows:

1.	100% of the balance of the Notional Experience Account from the immediately preceding calendar quarter (at the Inception Date of this Contract, the starting balance is zero); less

2.	100% of the Company’s Ultimate Net Loss paid by the Reinsurer since the preceding calendar quarter; plus

3.	The Reinsurance Premium received by the Reinsurer since the preceding calendar quarter; less

4.	The Ceding Commission paid by the Reinsurer since the preceding calendar quarter; less

5.	The Reinsurer’s fixed expenses at a rate of 12% of (3); plus

6.	The interest credit since the preceding calendar quarter. Such interest credit shall be equal to the result of the “interest crediting rate” applied to the quarter end sum of [1 minus 2 plus 3 minus 4 minus 5].

The interest crediting rate shall be equal to one fourth (0.25) of:

a.	The five (5) year U.S. Treasury note rate as published in the Wall Street Journal on the first business day of each Contract Year minus fifty (50) basis points if the subscribing reinsurer elects to receive premium on a funds transferred basis, or

b.	The greater of the five (5) year U.S. Treasury note rate as published in the Wall Street Journal on the first business day of each Contract Year minus fifty (50) basis points, or 4.50% if the subscribing reinsurer elects the provisions of the FUNDS WITHHELD ACCOUNT ARTICLE.

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ARTICLE XVIII

ANNUITIES AT THE COMPANY’S OPTION

A.	Whenever the Company is required, or elects, to purchase an annuity or to negotiate a structured settlement, either in satisfaction of a judgment or in an out-of-court settlement or otherwise, the cost of the annuity or the structured settlement, as the case may be, shall be deemed part of the Company’s Ultimate Net Loss.

B.	The terms “annuity” or “structured settlement” shall be understood to mean any insurance policy, lump sum payment, agreement or device of whatever nature resulting in the payment of a lump sum by the Company in settlement of any or all future liabilities which may attach to it as a result of an occurrence.

C.	In the event the Company purchases an annuity which inures in whole or in part to the benefit of the Reinsurer, it is understood that the liability of the Reinsurer is not released thereby. In the event the Company is required to provide benefits not provided by the annuity for whatever reason, the Reinsurer shall pay its share of any loss.

ARTICLE XIX

SUNSET

Seven (7) years after the expiration of this Contract (i.e., January 1, 2021), the Company shall advise the Reinsurer of any Loss Occurrences attaching to this Contract which have not been finally settled and which may result in a claim by the Company under this Contract. No liability shall attach hereunder for any claim or claims not reported to the Reinsurer within this 7-year period. If a loss arising out of a Loss Occurrence is reported during this period, all losses arising out of the same Loss Occurrence shall be deemed reported under this paragraph regardless of when notification of loss is provided.

If the Notional Experience Account balance is positive and the Company does not commute this Contract on or before December 31, 2020, the Company shall pay to the Reinsurer in cash each January 1, beginning January 1, 2021, an annual charge equal 200 basis points times the then current balance in the Notional Experience Account.

ARTICLE XX

SUBROGATION

The Reinsurer shall be credited with subrogation or salvage recoveries (i.e., reimbursement obtained or recovery made by the Company, less Loss Adjustment Expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Subrogation or salvage recoveries thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company, at its sole option and discretion, may enforce its rights to subrogation relating to any loss, a part of

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which loss was sustained by the Reinsurer, and may prosecute all claims arising out of such rights.

ARTICLE XXI

ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such omission or error is rectified upon discovery.

ARTICLE XXII

OFFSET

The Company and each subscribing reinsurer may offset any balance or amount due from one party to the other under this Contract or any other contract heretofore or hereafter entered into between the Company and such subscribing Reinsurer, whether acting as assuming reinsurer or ceding company. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or undisputed losses or otherwise.

ARTICLE XXIII

CURRENCY

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XXIV

TAXES

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.

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ARTICLE XXV

FEDERAL EXCISE TAX

(Applicable to those subscribing reinsurers, excepting Underwriters at Lloyd’s London and other subscribing reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America.)

A.	The subscribing reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the subscribing reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE XXVI

NET RETAINED LINES

A.	This Contract applies only to that portion of any Policy which the Company retains net for its own account and, in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of business covered which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

ARTICLE XXVII

THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the INSOLVENCY ARTICLE.

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ARTICLE XXVIII

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws or regulations of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE XXIX

GOVERNING LAW

This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Louisiana, exclusive of that state’s rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

ARTICLE XXX

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to and can make reasonable copies of the books and records of the Company on matters relating to this reinsurance at all reasonable times for the purpose of obtaining information concerning this Contract or the subject matter hereof.

ARTICLE XXXI

CONFIDENTIALITY

The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any affiliated company, or to any third party, any knowledge or information that may be acquired either directly or indirectly during the placement of this contract or obtained as a result of a claims or underwriting the inspection of the Company’s books, records and papers for the purpose of this Contract. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, consulting actuaries, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other duly-issued order of a court or other governmental agency or regulatory authority.

The following information shall not be subject to this Article:

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Information that is or becomes publicly available or in the public domain, unless due to an unauthorized act or omission on the part of the Reinsurer or by other persons permitted to receive such information under this Article, in violation of this Contract.

Information in the possession of the Reinsurer or any other persons permitted to receive such information under this Article that prior to disclosure by the Company, was not known by the Reinsurer to have been provided on a confidential basis.

Information that was independently created or derived by the Reinsurer without reference to or reliance upon confidential information.

ARTICLE XXXII

INSOLVENCY

A.	In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of reported claims allowed by the liquidation court without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more subscribing reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

B.	It is further agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or its liquidator, receiver, conservator, or statutory successor, except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payee under such Policies and in substitution for the obligations of the Company to such payees.

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First Casualty Excess of Loss Contract	27

C.	In the event of the insolvency of any company or companies listed in the designation of “Company” under this Contract, this Article shall apply only to the insolvent company or companies.

ARTICLE XXXIII

ARBITRATION

A.	As a condition precedent to any right of action hereunder, any irreconcilable dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, whether arising before or after the expiry or termination of the Contract, shall be submitted for decision to a panel of 3 arbitrators. Notice requesting arbitration will be in writing and sent by certified mail, return receipt requested, or such reputable courier service as is capable of returning proof of receipt of such notice by the recipient to the party demanding arbitration.

B.	The Company shall have the option to either litigate or arbitrate where:

1.	The Reinsurer makes any allegation of misrepresentation, non-disclosure, concealment, fraud or bad faith; or

2.	The Reinsurer experiences any of the circumstances set forth in subparagraphs 1 through 7 of paragraph A of the SPECIAL TERMINATION ARTICLE.

C.	One arbitrator shall be appointed by each party. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified mail or reputable courier as provided above of its intention to do so, may appoint the second arbitrator.

D.	The two arbitrators shall, before instituting the hearing, appoint an impartial third arbitrator who shall preside at the hearing. If the 2 arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the Company shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days of being requested to do so, either party may request a district court judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area to select the third arbitrator from a list of 6 individuals (3 named by each arbitrator previously appointed). All arbitrators shall be disinterested active or former senior executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

E.

Within 30 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in DeRidder, Louisiana but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Louisiana. The decision of any

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2 arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.	The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

G.	If more than one subscribing reinsurer is involved in arbitration where there are common questions of law or fact and a possibility of conflicting awards or inconsistent results, all such subscribing reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the subscribing reinsurers constituting the one party; provided, however, that nothing therein shall impair the rights of such subscribing reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the subscribing reinsurers under the terms of this Contract from several to joint.

H.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

ARTICLE XXXIV

UNAUTHORIZED REINSURANCE

(Applies only to a subscribing reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

A.

As regards Policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the subscribing reinsurer a statement showing the proportion of such reserves which is applicable to the subscribing reinsurer. The subscribing reinsurer hereby agrees to fund such reserves in respect of known outstanding losses that have been reported to the subscribing reinsurer and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the subscribing reinsurer, plus reserves for losses incurred but not reported as per the Company’s statutory accounts, unearned premium and any positive Notional Experience Account balance accrued by the Company, as shown in the statement prepared by the Company (hereinafter referred to as “subscribing reinsurer’s obligations”) by funds withheld, cash advances, qualified trust, or a Letter of Credit. The subscribing reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves. All costs associated with the method of funding shall be borne solely by the subscribing reinsurer. However, where the subscribing reinsurer elects and

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continues to fund under the FUNDS WITHHELD ACCOUNT article, the Company shall bear the cost associated with any funding that is required in excess of the funds withheld account.

B.	When funding by a Letter of Credit, the subscribing reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the subscribing reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

C.	The subscribing reinsurer and Company agree that the Letters of Credit provided by the subscribing reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	To reimburse the Company for the subscribing reinsurer’s obligations, the payment of which is due under the terms of this Contract and which has not been otherwise paid;

2.	To make refund of any sum which is in excess of the actual amount required to pay the subscribing reinsurer’s obligations under this Contract;

3.	To fund an account with the Company for the subscribing reinsurer’s obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the subscribing reinsurer;

4.	To pay the subscribing reinsurer’s share of any other amounts the Company claims are due under this Contract.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for subparagraph 1 or 3 or, in the case of subparagraph 4, the actual amount determined to be due, the Company shall promptly return to the subscribing reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the subscribing reinsurer.

D.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

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E.	At quarterly intervals and immediately following each reinsurance premium payment, the Company shall prepare a specific statement of the subscribing reinsurer’s obligations, for the sole purpose of amending the Letter of Credit as set forth in subparagraphs 1 and 2 below. For avoidance of doubt, the subscribing reinsurer’s obligation under this paragraph E shall include any positive balance of the Notional Experience Account as calculated under the NOTIONAL EXPERIENCE ACCOUNT ARTICLE:

1.	If the statement shows that the subscribing reinsurer’s obligations exceed the balance of credit as of the statement date, the subscribing reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

2.	If, however, the statement shows that the subscribing reinsurer’s obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the subscribing reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

F.	With regard to funding in whole or in part by any Trust Account, it is agreed that the subscribing Reinsurer shall enter into a trust agreement and establish a Trust Account hereunder for the sole benefit of the Company with a trustee (“Trustee”). The Trustee and the trust agreement shall comply with all applicable requirements of regulatory authorities having jurisdiction over the Company.

G.	The Reinsurer agrees that the assets deposited into the Trust Account shall consist only of currency of the United States of America, certificates of deposit issued by a United States bank and payable in United States legal tender, and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law, provided such investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Grantor or the Beneficiary (“Authorized Investments”).

H.	The Reinsurer, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, and shall transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the Trustee upon direction of the Company, may whenever necessary negotiate any such assets without consent or signature from the Reinsurer or any other entity.

I.	The Reinsurer shall deposit in the Trust Account Authorized investments at least equal in value to one hundred percent (100%) of the Reinsurer’s Obligations (less the value of the balance of credit available under any Letter(s) of Credit).

J.	At quarterly intervals and immediately following each reinsurance premium payment, the Company shall determine if the Trust Account is adequately funded with respect to the Company’s liabilities reinsured under the Contract. If the Company determines that the fair market value of the Authorized Investments held in the Trust Account is less than one hundred percent (100%) of the Reinsurer’s Obligations, the Company shall send the Reinsurer a notice specifying the amount of the inadequacy and the Reinsurer shall deposit such amount in the Trust Account within 30 days of receipt of such notice.

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K.	All settlements of account under the Trust Agreement between the Company and Reinsurer shall be made in cash or its equivalent.

L.	The Reinsurer and the Company agree that the assets in the Trust Account may be withdrawn by the Company at any time, notwithstanding any other provisions in the Contract, provided such assets are applied and utilized by the Company or any successor of the Company by operation of law, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of the insolvency of the Company or the Reinsurer, only for the following purposes:

1.	To reimburse the Company for the Reinsurer’s share of the Obligations paid by the Company under the terms and provisions of the reinsured policies;

2.	To fund an account specifically established by the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company’s liabilities ceded under this Contract. Such amount shall include, but not be limited to, amounts for policy reserves, and reserves for claims and losses incurred (including losses incurred but not reported); and

3.	To pay any other amounts, consistent with the terms of this Contract, which the Company has calculated to be due to it.

M.	If and to the extent that the laws and regulations governing the Company’s right to obtain statutory financial statement credit for the reinsurance provided pursuant to this Contract are amended such that the Reinsurer is no longer required to secure 100% of its share of the Obligations, the Company acknowledges and agrees that the Reinsurer’s obligation to provide such security shall immediately and automatically be reduced to the extent permitted by such amended laws and regulations.

ARTICLE XXXV

SERVICE OF SUIT

(This Article is applicable if the subscribing reinsurer is not domiciled in the United States of America and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the obligation of the parties to arbitrate their disputes in accordance with the ARBITRATION ARTICLE.)

A.

In the event of the failure of the subscribing reinsurer to pay any amount claimed to be due hereunder, the subscribing reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the subscribing reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The subscribing reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by subscribing

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reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of them upon this Contract, and shall abide by the final decision of such court or of any appellate court in the event of an appeal.

B.	Service of process in such suit may be made upon the agent for the service of process (“agent”) named below, depending on the jurisdiction where the Company chooses to bring suit:

1.	If the suit is brought in the State of California, the law firm of Mendes and Mount, 445 South Figueroa Street, 38th Floor, Los Angeles, California 90071 shall be authorized and directed to accept service of process on behalf of the subscribing reinsurer in any such suit;

2.	If the suit is brought in the State of New York, the law firm of Mendes and Mount, 750 Seventh Avenue, New York, New York 10019 shall be authorized and directed to accept service of process on behalf of the subscribing reinsurer in any such suit;

3.	If the suit is brought in any state other than California or New York, either of the agents described in subparagraphs 1 or 2 above shall be authorized and directed to accept service of process on behalf of the subscribing reinsurer in any such suit; or

4.	If the subscribing reinsurer has designated an agent in the subscribing reinsurer’s Interests and Liabilities Agreement attached hereto, then that agent shall be authorized and directed to accept service of process on behalf of the subscribing reinsurer in any suit. However, if an agent is designated in the subscribing reinsurer’s Interests and Liabilities Agreement and the agent is not located in California as respects a suit brought in California or New York as respects a suit brought in New York, in keeping with the laws of the states of California and New York which require that service be made on an agent located in the respective state if a suit is brought in that state, the applicable office of Mendes and Mount stipulated in subparagraphs 1 and 2 above must be used for service of suit unless the provisions of paragraph C of this Article apply.

C.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the subscribing reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceedings instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

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ARTICLE XXXVI

MODE OF EXECUTION

This Contract may be executed either by an original written ink signature of paper documents, by an exchange of facsimile copies showing the original written ink signature of paper documents, or by electronic signature by either party employing appropriate software technology as to satisfy the parties at the time of execution that the version of the document agreed to by each party shall always be capable of authentication and satisfy the same rules of evidence as written signatures. The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE XXXVII

ENTIRE AGREEMENT

This Contract shall constitute the entire agreement between the parties with respect to the business being reinsured hereunder. There are no understandings between the parties other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by amendment to this Contract and signed by both parties.

ARTICLE XXXVIII

INTERMEDIARY

Willis Re Inc., 15305 North Dallas Parkway, Suite 1100, Colonnade III, Addison, Texas 75001 is hereby recognized as the intermediary negotiating this Contract and through whom all communications relating thereto shall be transmitted to the Company or the Reinsurer. However, all communications concerning accounts, claim information, funds and inquiries related thereto shall be transmitted to the Company or the Reinsurer through Willis Re Inc., 5420 Millstream Road, Suite 200, McLeansville, North Carolina 27301. Payments by the Company to Willis Re Inc. shall be deemed to constitute payment to the Reinsurer and payments by the Reinsurer to Willis Re Inc. shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

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IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date specified below:

Signed this 17TH day of November, 2010.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A.

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage,

to         (injury, sickness, disease, death or destruction,

(bodily injury or property damage

with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a) become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to (injury, sickness, disease, death or destruction

(bodily injury or property damage

(a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to

(immediate medical or surgical relief,

(first aid,

to expenses incurred with respect

to    (bodily injury, sickness, disease or death

(bodily injury

resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

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III.	Under any Liability Coverage

to         (injury, sickness, disease, death or destruction

(bodily injury or property damage

resulting from the hazardous properties of nuclear material, if

(a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c) the         (injury, sickness, disease, death or destruction

(bodily injury or property damages

arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to

(injury to or destruction of property at such nuclear facility

(property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“Hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a) any nuclear reactor,

(b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”

(“property damage” includes all forms of radioactive contamination of property

(includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i) Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii) statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

*NOTE: The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

21/9/67

N.M.A. 1590

BRMA 35A

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

HANNOVER REINSURANCE (IRELAND) LIMITED

(the “Subscribing Reinsurer”)

with respect to the

FIRST CASUALTY EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

issued to

AMERICAN INTERSTATE INSURANCE COMPANY

DeRidder, Louisiana

and

AMERICAN INTERSTATE INSURANCE COMPANY OF TEXAS

Austin, Texas

and

SILVER OAK CASUALTY, INC.

DeRidder, Louisiana

and

any other insurance companies which are now or hereafter come under the ownership,

control or management of Amerisafe Insurance Group

(collectively the “Company”)

The Subscribing Reinsurer shall have a 75.00% share in the interests and liabilities of the “Reinsurer” as set forth in the Contract attached hereto and executed by the Company.

This Agreement shall commence at 12:01 a.m., Standard Time, January 1, 2011 and shall continue in force until 12:01 a.m., Standard Time, January 1, 2014.

The share of the Subscribing Reinsurer in the interests and liabilities of the “Reinsurer” shall be several and not joint with the share of any other subscribing reinsurer. In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

IN WITNESS WHEREOF, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

Signed this 22nd day of November, 2010.

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INTERESTS AND LIABILITIES AGREEMENT

(the “Agreement”)

of

TOKIO MILLENNIUM RE LTD.

(the “Subscribing Reinsurer”)

with respect to the

FIRST CASUALTY EXCESS OF LOSS

REINSURANCE CONTRACT

(the “Contract”)

issued to

AMERICAN INTERSTATE INSURANCE COMPANY

DeRidder, Louisiana

and

AMERICAN INTERSTATE INSURANCE COMPANY OF TEXAS

Austin, Texas

and

SILVER OAK CASUALTY, INC.

DeRidder, Louisiana

and

any other insurance companies which are now or hereafter come under the ownership,

control or management of Amerisafe Insurance Group

(collectively the “Company”)

The Subscribing Reinsurer shall have a 25.00% share in the interests and liabilities of the “Reinsurer” as set forth in the Contract attached hereto and executed by the Company.

This Agreement shall commence at 12:01 a.m., Standard Time, January 1, 2011 and shall continue in force until 12:01 a.m., Standard Time, January 1, 2014.

The share of the Subscribing Reinsurer in the interests and liabilities of the “Reinsurer” shall be several and not joint with the share of any other subscribing reinsurer. In no event shall the Subscribing Reinsurer participate in the interests and liabilities of the other subscribing reinsurers.

IN WITNESS WHEREOF, the Subscribing Reinsurer by its duly authorized representative has executed this Agreement as of the date specified below:

Signed this 24th day of November, 2010.

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